UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: October 31, 2008

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

31-1705310
(IRS Employer Identification No.)

680 Second Street, Suite 200
Francisco, CA 94107

(415) 829-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Election of Directors; Appointment of Principal Officers

On October 31, 2008 2008, Ray Salomon’s employment terms with ECO2 Plastics, Inc. (“ECO2” or the “Company”) were finalized, making him the new Chief Financial Officer (“CFO”).  Mr. Salomon shall begin working as CFO on November 17, 2008.

Mr. Salomon has over twenty years of financial and operational management experience.  Most recently, Mr. Salomon was the Chief Financial Officer of Barrier Systems, Inc. (“Barrier”) where he was responsible for finance, accounting, information technology and human resources.  While at Barrier, Mr. Salomon also designed and implemented reporting processes and achieved full Sarbanes-Oxley compliance.  From 2003-2007, Mr. Salomon was the Director of Finance – Marketing and Sales, Western and Central U.S. for the Ford Motor Company. Prior to Ford Motor Company, Mr. Salomon served as Revenue Manager and as Director of Financial Planning and Reporting for Lincoln Mercury, where he was responsible for groups setting vehicle prices and where he developed and managed revenue forecasting and accounting.  Mr. Salomon earned a Masters in Business Administration degree in 1985 and a Bachelor of Arts in Economics in 1982 from the University of California, Berkeley.

Mr. Salomon, as CFO of the Company, shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Pursuant to the terms of Mr. Salomon’s employment, Mr. Salomon shall receive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) and shall be granted a common stock purchase warrant to acquire up to twenty million (20,000,000) shares of common stock of the Company with an exercise price of $0.015 per share.  This warrant shall vest over four years as follows: 25% after the twelfth and 1/48 for each month thereafter.

Mr. Salomon is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Salomon is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On October 6, 2008, Fred Janz was named the new Senior Vice President of Operations (“SVP”) of ECO2.

Mr. Janz has over twenty years of management executive experience by leading successful start-ups, integrating acquisitions, operations improvement and manufacturing turn-around.  Most recently, Mr. Janz was an Executive Vice President with Pitt Plastics, Inc., where he was responsible for operational changes that reduced spoilage by 20% and increased productivity by 10%.  From 2006-2007, Mr. Janz served as the President of Natures Natural Water Company, LLC, where he developed the business plan and financials and business strategy.  From 2005-2006, Mr. Janz worked as a consultant specializing in acquisitions and profit improvement.  During this time, he Developing integration strategy and acquisition candidates of Asian based companies for Europe and North America, assessed acquisition candidates in the HBA/ Food/Beverage/Spirits markets for private equity firms and developed cost reducing strategies for Water/Beverage/Food & HBA markets for Portola Packaging Inc.  During this time, Mr. Janz also co-authored an update to Understanding Lean Initiatives with David Rizzardo and Richard Brooks, updating the application of lean initiatives to the packaging industry.  Prior to 2005, Mr. Janz held several positions with Portola Packaging Incorporated.  Mr. Janz received a Masters in Business Administration in 1976 and a Bachelors of Science in Mechanical Engineering in 1973 from the University of Florida.

Mr. Janz, as SVP of the Company, shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Pursuant to the terms of Mr. Janz’s employment, Mr. Janz shall receive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) and shall have a target bonus equal to 45% of his annual salary based afforded at the discretion of the Company and based on exceptional performance.  Additionally, Mr. Janz shall be granted a common stock purchase warrant to acquire up to fifteen million (15,000,000) shares of common stock of the Company with an exercise price of $0.015 per share.  This warrant shall vest over four years as follows: 25% after the twelfth and 1/48 for each month thereafter.

Mr. Janz is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Janz is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO2 Plastics, Inc.

(Registrant)

Date: November 3, 2008

/s/ Rodney S. Rougelot
Rodney S. Rougelot, Director and CEO